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                                                                     Exhibit 3.9

                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                          THE ELK HORN COAL CORPORATION

         The articles of incorporation of The Elk Horn Coal Corporation are hereby amended and restated in their entirety as follows:

         FIRST: The name of the corporation (hereinafter called the corporation) is The Elk Horn Coal Corporation.

         SECOND: The duration of the corporation shall be perpetual.

         THIRD: The purpose for which the corporation is organized is the transaction of any or all lawful business for which business corporations may be incorporated under the provisions of the West Virginia Corporation Act.

         FOURTH: The address of the principal office of the corporation in the State of West Virginia is as follows:

                            1600 Laidley Tower
                            City of Charleston 25301
                            County of Kanawha

         The name and the address of the person hereby appointed by the corporation to receive notice of process served upon the Secretary of State of the State of West Virginia, or service of which is accepted by said Secretary of State, are as follows:


         NAME                                            ADDRESS
         ----                                            -------

Corporation Service Company                   1600 Laidley Tower
                                              Charleston, West Virginia  25301


         FIFTH: The aggregate number of shares which the corporation shall have authority to issue is 1,500,000, all of which are without par value and are of the same class and are to be Common shares.

         SIXTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the


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corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

         SEVENTH: 1. In lieu of setting forth provisions in these Articles of Incorporation in respect of restrictions on the transfer of shares of the corporation, such provisions may be set forth in the Bylaws of the corporation or in a written agreement or written agreements of the parties involved.

         2. Whenever the corporation shall be engaged in the business of exploiting natural resources, dividends may be declared and paid in cash out of the depletion reserves at the discretion of the Board of Directors and in conformity with the provisions of the West Virginia Corporation Act.

         3. The Board of Directors of the corporation may, from time to time, and in conformity with the provisions of the West Virginia Corporation Act, distribute to its shareholders out of capital surplus of the corporation a portion of its assets in cash or property.

         4. The corporation may purchase its own shares from unreserved and unrestricted capital surplus available therefor in conformity with the provisions of the West Virginia Corporation Act.

         5. The corporation shall, to the fullest extent permitted by Section 31-1-9 of the West Virginia Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity, and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.



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